As filed with the Securities and Exchange Commission on December 11, 2025

Registration No. 333-46711

Registration No. 333-84689

Registration No. 333-50964

Registration No. 333-102361

Registration No. 333-146530

Registration No. 333-257944

Registration No. 333-274642

Registration No. 333-280770

Registration No. 333-288634

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEELCASE INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	38-0819050
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

901 44th Street SE Grand Rapids, Michigan	49508
(Address of Principal Executive Offices)	(Zip Code)

Steelcase Inc. Incentive Compensation Plan

Steelcase Inc. Deferred Compensation Plan

(Full Title of the Plan)

Megan A. Blazina

Vice President, Chief Legal Officer and Assistant Secretary

901 44th Street SE

Grand Rapids, Michigan 49508

(616) 247-2710

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

James P. Dougherty Esq.

Shanu Bajaj Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following registration statements of Steelcase Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-46711, registering 6,134,727 shares of the Registrant’s Class A common stock, no par value (the “Shares”), issuable pursuant to the Registrant’s Incentive Compensation Plan (the “Plan”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 1998.

2.	Registration Statement No. 333-84689, registering $7,500,000 deferred compensation obligations pursuant to the Registrant’s Deferred Compensation Plan, filed with the SEC on August 6, 1999.

3.	Registration Statement No. 333-50964, registering 8,150,000 Shares issuable pursuant to the Plan, filed with the SEC on November 30, 2000.

4.	Registration Statement No. 333-102361, registering 6,715,273 Shares issuable pursuant to the Plan, filed with the SEC on January 6, 2003.

5.	Registration Statement No. 333-146530, registering 4,000,000 Shares issuable pursuant to the Plan, filed with the SEC on October 5, 2007.

6.	Registration Statement No. 333-257944, registering 6,169,573 Shares issuable pursuant to the Plan, filed with the SEC on July 16, 2021.

7.	Registration Statement No. 333-274642, registering 4,715,396 Shares issuable pursuant to the Plan, filed with the SEC on September 22, 2023.

8.	Registration Statement No. 333-280770, registering 1,800,000 Shares issuable pursuant to the Plan, filed with the SEC on July 12, 2024.

9.	Registration Statement No. 333-288634, registering 2,000,000 Shares issuable pursuant to the Plan, filed with the SEC on July 11, 2025.

On December 10, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2025 (the “Merger Agreement”), by and among the Registrant, HNI Corporation, an Iowa corporation (“HNI”), Geranium Merger Sub I, Inc., a Michigan corporation and a wholly owned subsidiary of HNI (“Merger Sub Inc.”), and Geranium Merger Sub II, LLC, a Michigan limited liability company and a wholly owned subsidiary of HNI (“Merger Sub LLC”), (i) Merger Sub Inc. merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of HNI (the “First Merger”), and (ii) immediately after the First Merger, the Registrant merged with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), and Merger Sub LLC continued as the surviving entity (the “Surviving Entity”) of the Second Merger and a wholly owned subsidiary of HNI. On December 11, 2025, the Surviving Entity filed a Certificate of Conversion with the Michigan Department of Licensing and Regulatory Affairs Corporations, Securities & Commercial Licensing Bureau, pursuant to which the Surviving Entity was converted to a corporation named “Steelcase Inc.”

In connection with the Mergers, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all securities registered under each Registration Statement that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, state of Michigan, on December 11, 2025.

STEELCASE INC.
By:	/s/ David C. Sylvester
David C. Sylvester
Authorized Signatory

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.